Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Robert Blum, Joe Dorame, Joe Diaz
	White Electronic Designs Corporation	602-889-9700
	602-437-1520	wedc@lythampartners.com
hamid@wedc.com
White Electronic Designs Corporation
Fourth Quarter and Fiscal Year 2007 Financial Results
Backlog Grows to $74.5 Million
Phoenix, AZ – November 28, 2007 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the fourth quarter and fiscal year 2007 ended September 29, 2007.
Net sales for the fourth quarter of fiscal 2007 were $26.5 million, compared to net sales of $28.5 million in the immediately preceding quarter, and net sales of $29.7 million in the fourth quarter of fiscal 2006. Net loss for the fourth quarter of fiscal 2007 was $0.2 million, or $0.01 per share. The Company’s fourth quarter results were adversely impacted by a non-cash write-down of intangibles of $1.4 million, or $0.06 per diluted share, and $0.2 million, or $0.01 per diluted share, for severance costs related to our fourth quarter cost reduction efforts. Net income was $1.4 million, or $0.06 per diluted share, in the immediately preceding quarter, and $2.0 million, or $0.08 per diluted share, in the fourth quarter of fiscal 2006.
The Company’s review of intangibles in the fourth quarter of 2007 resulted in an impairment of the customer relationships intangible recorded as part of the 2003 Interface Data Systems acquisition. The primary portion of the write-down was in the microelectronics segment’s commercial related products, as a result of a key customer’s decreased demand for its hotel entertainment systems and the acquisition of this customer by a competitor, which represented a high concentration of the legacy customer base at the time of the acquisition.
Net sales for the fiscal year ended September 29, 2007 were $104.2 million, compared to net sales of $108.9 million for fiscal 2006. Net income for fiscal 2007 was $2.6 million, or $0.11 per diluted share. As discussed above, the Company’s fiscal 2007 results were adversely impacted by a non-cash write-down of intangibles of $1.4 million, or $0.06 per diluted share, recognized during the fourth quarter of fiscal 2007. Net income was $6.0 million, or $0.24 per diluted share, for fiscal 2006.
During the quarter the Company received new orders of approximately $32.3 million, yielding a book-to-bill ratio of 1.2:1. Total fourth quarter bookings for the Microelectronic segment were $21.6 million, which yielded a segment book-to-bill ratio of 1.4:1, and Display segment bookings were $10.7 million, yielding a segment book-to-bill of 1.0:1.
Backlog at the end of the fourth quarter totaled $74.5 million compared to backlog of $69.0 million at the end of the third quarter of fiscal 2007 and $52.6 million at the end of the fourth quarter of fiscal 2006.

Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “Our military microelectronic products finished the quarter with record quarterly and yearly shipments of $13.1 million and $45.8 million, respectively. The military microelectronic bookings continued to be robust with a record $16.2 million during the quarter and $53.3 million of bookings for fiscal 2007. Sales of our commercial microelectronic products for institutional high-end servers, and display products — primarily Tablet PCs and golf course global positioning system (GPS) applications — were negatively impacted by the softening economy. Additionally, the purchase of a customer by their competitor in the hotel entertainment systems industry caused a decrease in demand for their product.”
Mr. Shokrgozar continued, “As a result of the slowdown in these markets, we have taken proactive steps to reduce operating expenses and increase divisional efficiencies in both the commercial microelectronic and display businesses. The measures taken will result in total annual savings of more than $1.5 million, which we are expecting to realize throughout fiscal year 2008.”
Research and development expenses for the fourth quarter totaled $1.7 million, or 6% of net sales, compared to $1.6 million, or 6% of net sales, in the immediately preceding quarter and $1.5 million, or 5% of net sales, in the fourth quarter of fiscal 2006. During fiscal 2007, research and development expenses totaled $6.8 million, or 7% of net sales, compared to $6.6 million, or 6% of net sales, in fiscal 2006.
Selling, general and administrative (SG&A) expenses for the fourth quarter were $5.2 million, compared to $5.3 million in the immediately preceding quarter, and $4.6 million in the fourth quarter of fiscal 2006. The year-over-year increase is due to the hiring of additional sales executives to support the long term growth of the organization. Included in the SG&A was $97,000 in compensation expense related to SFAS 123(R).
Gross profit for the fourth quarter of fiscal 2007 was $7.7 million, or 29%, compared to $8.5 million, or 30%, in the immediately preceding quarter, and $8.5 million, or 29%, in the fourth quarter of fiscal 2006.
The Company’s balance sheet continues to remain solid. Cash on hand as of September 29, 2007 totaled $48.7 million and we have no debt.
Mr. Shokrgozar concluded by saying, “Although we face challenges in certain components of our business, we believe that the long-term prospects for the Company continue to be positive. We have a solid and growing backlog in our military microelectronics business and we are particularly pleased with the progress made in developing our next generation military anti-tamper technology business. The financial underpinnings of the Company continue to be very strong and we will be focused in fiscal 2008 on firming up those components of our business that did not meet expectations in the past fiscal year.”
Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $15.9 million in the fourth quarter of fiscal 2007, compared to $16.5 million in the immediately preceding quarter, and $13.9 million in the prior year fourth quarter. Net sales to military customers totaled $13.1 million of the Microelectronic segment sales, a quarterly increase of 4%, compared to net sales of $12.6 million in the immediately preceding quarter, and a year-over-year increase of 39% compared to $9.5 million in the prior year fourth quarter.

•	Backlog at the end of the fourth quarter of fiscal 2007 for the Microelectronic segment totaled $46.0 million, or 62% of the total Company backlog, compared to $40.4 million in the immediately preceding quarter, and $33.4 million in the prior year fourth quarter. Military products accounted for $34.7 million of the Microelectronic segment’s backlog, as compared to $31.8 million in the immediately preceding quarter, and $27.5 million in the prior year fourth quarter.

•	New orders received for the Microelectronic segment totaled $21.6 million for the quarter. Fourth quarter Microelectronic segment new orders totaled 67% of the total new orders received by the Company. Military Microelectronic products closed the fourth quarter with $16.2 million in bookings, compared to $11.9 million in the immediately preceding quarter, and $11.5 million in the fourth quarter of fiscal 2006.

•	Net sales for the fourth quarter for the Company’s Commercial Microelectronic products totaled $2.8 million, compared to $3.8 million in the immediately preceding quarter, and $4.4 million in the fourth quarter of fiscal 2006.
Key Microelectronic Segment awards during the quarter included:
•	Received contracts totaling $8.2 million to provide GPS multi-chip modules with an Anti-Tamper application for advanced electronic systems.

•	Received a $3.0 million contract to provide memory multi-chip modules for military ruggedized computer systems.

•	Received contracts totaling $2.0 million to provide memory multi-chip modules for military ground mobile radio solutions and jet fighter applications.

•	Received multiple contracts totaling $1.3 million for microprocessor and memory multi-chip modules used in military single board computers and a fire control unit.

•	Received multiple orders totaling over $1.0 million to provide multi-chip modules to be used in European Fighter Aircraft and military tank applications.

•	Received a follow-on production order totaling $0.8 million for system integration to be used in high-end audio/video universal remote control systems for home theater applications.

Display Segment Highlights
•	Net sales for the Display segment totaled $10.6 million, compared to $12.0 million in the immediately preceding quarter, and $15.8 million in the prior year fourth quarter. The decreased shipments were due to the lower sales in the specialized Tablet PC market, a slowdown of our customer’s GPS display orders for golf course applications, and program delays from one of our new customers for its rugged specialized computer application for law enforcement.

•	Backlog at the end of the fourth quarter for the Display segment totaled $28.5 million, or 38% of the total Company backlog. Display segment backlog was $28.6 million in the immediately preceding quarter and $19.2 million in the fourth quarter of fiscal 2006.

•	New orders received for the Display segment totaled $10.7 million, compared to $15.2 million in the immediately preceding quarter, and $13.8 million in the fourth quarter of fiscal 2006.
Key Display Segment awards during the quarter included:
•	Received multiple contracts totaling over $2.0 million to provide Max-Vu™ technology for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCDs) in high ambient lighting conditions.

•	Received various display enhancement orders totaling over $2.1 million for the transportation market, including commercial avionics applications.

•	Received follow-on display enhancement orders of approximately $1.0 million for medical applications.

•	Received continuing orders of $2.2 million for follow-on keypad products from major appliance manufacturers.
Updates on FY2007 Company strategic initiatives:
•	Class K certification to allow the Company to provide military products intended for space applications. Update: We successfully completed the formal Class K audit with the Defense Supply Center Columbus (DSCC). The Company is officially a certified Class K manufacturer. The first K level kit has gone through line test and is moving through assembly and final test. Radiation shielding methods using high density metals are being investigated for microelectronic packaging. During the quarter we booked a small order totaling $0.1 million for a custom multi-chip package for a space application and also quoted three new Class K custom products. We continue to visit potential customers.

•	Pursuit of Circuit Card Assembly (CCA) for military customers. Update: Our engineering team finalized the layout of a complete GPS receiver, including RF, power supplies, and signal conditioning. This initial $0.8 million contract is for the delivery of prototypes of a complete CCA for use in a GPS communications receiver. The Company expects to begin delivering these prototypes in February 2008. Our surface mount lines have been upgraded with new equipment to make them more capable and flexible in production. We will continue our discussions to create CCA manufacturing partnerships with additional customers.

•	Next generation Anti-Tamper (AT) technology for military and commercial applications. Update: This new coating process is developing on schedule. We are currently setting up additional equipment and process development for new material sets. We estimate completion in the summer of 2008.

•	New applications for industrial grade Compact Flash (CF) in ruggedized embedded computing systems including medical, flight systems, factory automation, test and measurement and instrumentation. Update: The complete family of CF cards from 128MB to 8GB are available and are tested at industrial temperatures. During the fourth quarter we continued promoting our CF cards and received a $0.3 million order. During fiscal 2007 our CF orders totaled over $1.5 million. We will continue to promote this new line of flash products to the industrial and medical markets.

•	Next generation display enhancement technology, Max-Vu™ II technology. Update: We developed proof of concept glass-bonded LCD prototypes using two new optical bonding processes. We developed a preliminary mass production cost model and we also initiated design validation testing on one process. This will allow us to penetrate markets previously not served by our Max-Vu I process. We estimate that the new Max-Vu™ II process will be production ready by the middle of fiscal year 2008.

•	Fully integrated Touch Panel display products. Update: During the fourth quarter we continued to demonstrate sunlight readable display systems with integrated touch sensors to various customers. These displays have very low reflectance while retaining excellent brightness, enabling their use in very high brightness environments. By utilizing our Max-Vu™ optical bonding process, the clarity and contrast of these display systems are excellent and the stiffness and strength of the display system are substantially enhanced, increasing the ruggedness of the display and the quality of the touch or pen feel when using the touch sensor. The positive feedback from our product demonstrations has resulted in samples being sent to multiple customers.

•	Continue the stock repurchase program. Update: On February 3, 2007, the Board of Directors authorized the second repurchase program to acquire up to an additional 5%, or approximately 1.2 million shares, of the Company’s outstanding common stock. The duration of the repurchase program is for one year and is being implemented through a Rule 10b5-1 stock purchase plan. The plan authorized the repurchase of shares beginning in July 2007. As of November 27, 2007, we have purchased a total of 932,727 shares at an average price of $5.27, totaling approximately $4.9 million.

•	Pursuing strategic acquisitions. Update: We have and will continue to evaluate various strategic acquisitions. We continue to search for and evaluate companies that we believe could expand and augment our existing businesses.
Teleconference Details
White Electronic Designs Corporation will host a teleconference and webcast today, November 28, 2007, to review the financial results of the fourth quarter and fiscal year 2007 beginning at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 262365 for 7 days following the call. A live web cast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=122524. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for approximately 12 months following the call.
About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic segment products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include, but are not limited to, statements regarding: the long-term prospects of the Company, the growth of our backlog, the growth rate for commercial microelectronics products, our expectations that we will be able to make deliveries in the coming quarters; our enhanced level of research and development activity will result in the development of advanced technology; our bookings in the quarter will translate into future revenues; matters related to our of Class K certification; additional business for integrated manufactured components and multi-chip modules; the timing of completion of the next generation of AT and Max-Vu™ II technologies and our ability to penetrate new markets with these technologies, and potential purchases that may be made under the Company’s stock repurchase program. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 and the Company’s subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 29,	September 30,
	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$48,652	$55,829
Accounts receivable, less allowance for doubtful accounts of $300 and $256	17,805	19,020
Inventories	31,213	19,401
Assets held for sale	—	1,924
Prepaid expenses and other current assets	741	6,512
Deferred income taxes	5,214	4,323

Total Current Assets	103,625	107,009

Property, plant and equipment, net	12,678	13,367
Goodwill	5,306	5,306
Intangible assets, net	2,477	4,609
Other assets	118	217

Total Assets	$124,204	$130,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,718	$5,794
Accrued salaries and benefits	1,748	2,043
Other accrued expenses	2,785	7,635
Deferred revenue	4,853	1,961

Total Current Liabilities	16,104	17,433

Accrued long-term pension liability	271	303
Deferred income taxes	997	1,197
Other long-term liabilities	1,222	1,395

Total Liabilities	18,594	20,328

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,841,586 and 24,666,390 shares issued	2,484	2,467
Treasury stock, 1,828,412 and 285,587 shares, at par	(183)	(29)
Additional paid-in capital	83,787	90,637
Retained earnings	19,704	17,142
Accumulated other comprehensive loss	(182)	(37)

Total Shareholders’ Equity	105,610	110,180

Total Liabilities and Shareholders’ Equity	$124,204	$130,508

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net sales	$26,520	$29,726	$104,237	$108,928
Cost of sales	18,847	21,194	73,321	75,713

Gross profit	7,673	8,532	30,916	33,215

Operating expenses:
Selling, general and administrative	5,244	4,632	21,144	18,970
Research and development	1,663	1,531	6,769	6,592
Amortization of intangible assets	118	118	473	473
Goodwill impairment	—	—	—	364
Intangible asset impairment	1,414	—	1,414	—

Total operating expenses	8,439	6,281	29,800	26,399

Operating income (loss)	(766)	2,251	1,116	6,816
Interest income	648	634	2,540	2,180

Income (loss) before income taxes	(118)	2,885	3,656	8,996
Provision for income taxes	(76)	(856)	(1,094)	(2,983)

Net income (loss)	$(194)	$2,029	$2,562	$6,013

Earnings (loss) per share — basic	$(0.01)	$0.08	$0.11	$0.25

Earnings (loss) per share — diluted	$(0.01)	$0.08	$0.11	$0.24

Weighted average number of common shares and equivalents:
Basic	23,407,655	24,461,462	23,574,852	24,488,041
Diluted	23,407,655	24,798,768	24,013,229	24,930,566